Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Ocean Capital Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to Be Paid	Equity	Units, each consisting of one Ordinary Share, $0.0001 par value, one-half of one Redeemable Warrant to acquire one Ordinary Share, and one right to receive one-tenth of one Ordinary Share (1)	457	(o)	6,900,000	$10.00	$69,000,000.00	0.0000927	$6,396.30
	Equity	Ordinary Shares included as part of the Units	457	(g)	6,900,000	—	—	—	—
	Other	Redeemable Warrants included as part of the Units(2)	457	(g)	3,450,000	—	—	—	—

	Other	Rights included as part of the Units	457	(g)	6,900,000	—	—	—	—
	Equity	Ordinary Shares underlying Warrants included as part of the Units	457	(o)	3,450,000	$11.50	$39,675,000	0.0000927	$3,677.88
	Equity	Ordinary Shares underlying the Rights included as part of the Units	457	(o)	690,000	$10.00	$6,900,000	0.0000927	$639.63
	Total Offering Amounts						$115,575,000	0.0000927	$10,713.81
	Total Fees Previously Paid								$0
	Net Fee Due								$10,713.81

(1)	Includes Units, Ordinary Shares, Warrants, and Rights underlying such Units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.

(2)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.